                                                                        Exhibit 99.1

                                  NEWS RELEASE
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846 N. Mart-Way Court, Olathe, Kansas 66061   Phone: 913-647-0158  Fax: 913-647-0132
                                              investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:  Todd A. Daniels
          (913) 647-0158, Phone
          (913) 647-0132, Fax
          investorrelations@elecsyscorp.com

          ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Olathe,  Kansas  (December 17, 2007) - Elecsys  Corporation  (AMEX:  ASY), today announced its financial  results for its second fiscal quarter ended October 31,
2007, which included the results from its new Radix  Corporation  subsidiary and the associated  costs of that  acquisition.  Elecsys  Corporation also announced today that its Form 10-Q for its second  fiscal  quarter  ended October 31, 2007 will not be filed today,  but is currently  expected to be filed within the next five business days. The company is deferring filing the 10-Q until it is able to finalize  certain  pro-forma  financial  information for the period prior to its acquisition of the assets and assumption of certain of the liabilities of Radix.
Elecsys  Corporation  also  announced the filing today of an amended Form 8-K to reflect its conclusion that the  acquisition of the Radix assets  constitutes an acquisition of a "significant  amount" of assets. The company expects to further amend that Form 8-K upon completion of certain financial statements and exhibits relating to the Radix acquisition.

Sales for the quarter were $5,602,000, an increase of $6,000 from the comparable period  of  fiscal  2007.  The  increase  in sales  for the  quarter  was due to substantial sales growth at NTG. Sales at NTG were $821,000, an increase of 349%
from the second quarter of the previous fiscal year. Accelerating demand for new
WatchdogCP  products  and for  communication  technology  upgrades  for existing products were the main factors in the surge in NTG sales.  Total sales  reported at DCI decreased approximately  $1,217,000 from the prior year period. The prior
period   included  sales  of  $1,564,000  to  the  former  Radix   International
Corporation. Sales reported at DCI no longer include sales made to our new Radix subsidiary.  Excluding the Radix products from the comparable periods,  sales at
DCI  increased by  approximately  9% over the prior year  quarter.  Sales at the
Company's newest  subsidiary,  Radix  Corporation,  were $584,000 during the six week period  between the  acquisition  and the end of the  quarter.  For the six months ended October 31, 2007, sales were $10,389,000,  an increase of $931,000, or 9.8%,  from the six months ended October 31, 2006.  Sales to Radix during the six month period of the prior fiscal year were $1,893,000.

Gross margin was approximately  32% of sales, or $1,796,000,  for the quarter as compared to 30% of sales, or $1,660,000, for the quarter ended October 31, 2006.
Our improvement in consolidated gross margin resulted from the increase in sales volumes of higher margin products at NTG as well as the additional  gross margin generated  at Radix  with its mix of  proprietary  equipment  sales and  service contract revenues. For the six-month period ended October 31,

2007, gross margin was 32%, or $3,311,000,  compared to 31%, or $2,974,000,  for the six-month period ended October 31, 2006.

During the quarter,  we undertook the strategic  initiative to grow our business by  expanding  into  the  specialized  niche of  rugged  mobile  computing.  The acquisition of the Radix business,  products,  and technology  involved  certain one-time  expenditures  to  complete  the  transaction  and ensure a  successful integration of the business into Elecsys. As a result,  operating income for the quarter  was  $140,000,  a decrease  of  $350,000  as  compared  to  $490,000 of operating  income for the same  quarter  in the prior  year.  For the  six-month period  ended  October 31,  2007,  operating  income was $494,000 as compared to
$823,000 for the same period in the prior fiscal year.

As a result of the above,  net income was $10,000,  or $0.00 per diluted  share, for the quarter ended October 31, 2007 as compared to net income of $241,000, or
$0.07  per  diluted  share for the  quarter  ended  October  31,  2006.  For the six-month  period ended October 31, 2007, net income was $184,000,  or $0.05 per fully  diluted  share as compared to $410,000,  or $0.12 per fully diluted share for the six-month period ended October 31, 2006.

Karl B. Gemperli,  Chief Executive  Officer,  stated,  "We are extremely pleased with the  continuing  sales growth and financial  success at NTG. We believe our diligent  efforts  and  committed  investment  in new product  development  have resulted in a market leading  product family with solid  prospects for continued
growth in the expanding energy  infrastructure  industries.  We believe DCI will continue  to  exhibit  healthy  growth  as we  build  further  upon  our  stable foundation of profitable  business." Gemperli  continued,  "We are excited about our expansion into the rugged mobile  computing  market with the  acquisition of
Radix.  The  intimate  knowledge  of  the  Radix  product  family  gained  while manufacturing  the products at DCI over several years,  as well as their quality and service driven customer base, made Radix an ideal fit for Elecsys.  Although there were significant  transaction expenses related to this initiative incurred during  this  quarter,  we  are  confident  that  the  future  benefit  of  this acquisition  justifies  these  investments.  The  timing of  shipments  from our consolidated backlog, anticipated future bookings,  anticipated continued growth in the demand for NTG's new  products,  and the  addition of Radix  Corporation, lead us to expect continued  increases in our total  consolidated sales over the coming  quarters.  We are proud of all the dedicated  people at Elecsys who make our success possible."

Elecsys Corporation is a publicly traded holding company with three wholly owned subsidiaries,  DCI,  Inc.,  NTG,  Inc.,  and  Radix  Corporation.  DCI  provides
electronic   design  and   manufacturing   services   for   original   equipment
manufacturers in the aerospace, transportation, communications, safety, security and other  industrial  product  industries.  DCI has  specialized  expertise and capabilities  to  integrate  custom  electronic  assemblies  with a  variety  of innovative  display  and  interface  technologies.  NTG  designs,  markets,  and provides remote  monitoring  solutions for the gas and oil pipeline  industry as well as other industries that require remote monitoring. Radix develops, designs and markets ultra-rugged handheld computers,  peripherals and portable printers.
The markets served by its products include utilities,  transportation logistics, traffic and parking enforcement, route accounting/deliveries, and inspection and maintenance. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor  statement:  The  discussions  set forth in this press  release  may contain  forward-looking  comments based on current  expectations that involve a number of risks and  uncertainties.  Actual results could differ materially from those  projected or suggested in the  forward-looking  comments.  The difference could be caused by a number of

factors,  including,  but not  limited to the factors  and  conditions  that are described in Elecsys  Corporation's  SEC filings,  including the Form 10-KSB for the year ended April 30, 2007. The reader is cautioned that Elecsys  Corporation does not have a policy of updating or revising  forward-looking  statements  and thus  he or she  should  not  assume  that  silence  by  management  of  Elecsys
Corporation  over time means that actual  events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                          Three Months Ended                  Six Months Ended
                                              October 31,                        October 31,

                                         2007             2006             2007             2006
                                         ----             ----             ----             ----
Sales                                      $5,602           $5,596          $10,389            $9,458
Cost of products sold                       3,806            3,936            7,078             6,484
                                     -------------    -------------    -------------    --------------
Gross margin                                1,796            1,660            3,311             2,974

Selling, general and administrative
  expenses                                  1,656            1,170            2,817             2,151
                                     -------------    -------------    -------------    --------------

Operating income                              140              490              494               823

Financial income (expense):
  Interest expense                          (127)             (89)            (229)             (120)
  Interest income                               3                2               17                 6
                                     -------------    -------------    -------------    --------------
                                            (124)             (87)            (212)             (114)
                                     -------------    -------------    -------------    --------------

Income before income taxes                     16              403              282               709

Income tax expense                              6              162               98               299
                                     -------------    -------------    -------------    --------------

Net income                                    $10             $241             $184              $410
                                     =============    =============    =============    ==============

Net income per share information:
  Basic                                     $0.00            $0.07            $0.06             $0.13
  Diluted                                   $0.00            $0.07            $0.05             $0.12

Weighted average common shares
  outstanding:
   Basic                                    3,285            3,240            3,284             3,240
   Diluted                                  3,458            3,417            3,467             3,410